Exhibit 11.       Statement of Computation of Per Share Earnings

PATIENT INFOSYSTEMS, INC.


                                               Three Months       Three Months
                                                   Ended               Ended
                                              March 31, 1998      March 31, 1997
                                              --------------      --------------

Net Loss                                      $ (1,055,038)        $ (588,524)
                                              ============         ==========

Weighted average common and
     potential common shares                     8,013,631          7,942,475
                                                 =========          =========

Net Loss per share - Basic and Diluted            $ (0.13)           $ (0.07)
                                                  ========           ========


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  May 14, 1998



PATIENT INFSYSTEMS, INC.
(Registrant)



/s/ Donald A. Carlberg                                        May 14, 1998
----------------------                                        ------------
Donald A. Carlberg                                               Date
Director, President and Chief Executive Officer



/s/ Lynda J. Bates                                            May 14, 1998
------------------                                            ------------
Lynda J. Bates                                                   Date
Controller